CyberOptics Reports Strong Fourth Quarter Year-Over-Year Operating Results

Earnings Include $5.3 Million Non-Cash Income Tax Benefit

From Reversal of Valuation Allowance for Deferred Income Taxes

Minneapolis, MN—February 28, 2017—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the fourth quarter of 2016 ended December 31.

•	Sales increased 18% to $13.5 million from $11.4 million in the fourth quarter of 2015.

•	Operating income totaled $638,000, compared to $39,000 in the year-earlier period.

•	Net income for the fourth quarter of 2016 came to $6.1 million or $0.85 per share, which included a $5.3 million non-cash income tax benefit from the reversal of the valuation allowance for deferred income taxes. As a result of this reversal, which was necessitated by the outlook for continued profitability, CyberOptics will begin reporting a normalized income tax rate in the first quarter of 2017. CyberOptics reported a net loss of $33,000 and no per share earnings in the fourth quarter of 2015.

•	For full-year 2016, sales totaled $66.2 million, an increase of 61% from $41.1 million in 2015. Operating income for the year was $6.2 million versus a loss of $2.2 million in 2015.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “Our solidly improved operating metrics in this year’s fourth quarter, which were consistent with our previously-issued guidance, capped a strong 2016 for CyberOptics as we made strong inroads in our targeted markets with our 3D MRS technology platform. This disruptive technology has enabled CyberOptics to capitalize upon the growing demand for high-precision inspection solutions in the consumer electronics, semiconductor and 3D sensing markets. We also benefited from the strongly growing acceptance of our WaferSense/ReticleSense product line in the semiconductor capital equipment market. In addition, we are making significant progress with a research initiative aimed at applying our 3D MRS technology to front-end semiconductor inspection, which could have a major impact on our long-term performance. In all, we believe that our advanced technologies and product portfolios have positioned CyberOptics to perform strongly in 2017 and beyond.”

Fourth quarter system sales increased 57% year-over-year, reflecting demand for our entire line of SMT inspection systems, including SQ3000 3D MRS-enabled automated optical inspection (AOI) systems as well as 2D AOI systems and solder paste inspection systems. The SQ3000 is making strong inroads in the consumer electronics arena, enabling CyberOptics to gain share in the rapidly growing global 3D AOI market. This sales momentum, as evidenced by strong first quarter order activity, is expected to continue throughout 2017.

Sensor revenues increased 4% in the fourth quarter on a year-over-year basis, due largely to increased sales of 2D sensors to legacy OEM customers. We are continuing to work with the consumer electronics customer that placed an $800,000 order earlier in 2016 for 3D sensors for an application related to the inspection of finished products. This customer could place an order for additional sensors in 2017, but it is not possible to predict the timing or size of a potential order at this time. In addition, the long-term supply agreement with KLA-Tencor is continuing to ramp up as 3D sensors are incorporated into a growing portion of KLA’s back-end semiconductor packaging inspection systems.

During the fourth quarter, CyberOptics continued to advance its MRS-enabled 3D sensor technology. Features of 50 microns, including devices with mirror-like finishes, are being measured consistently in the research lab, and progress is being made toward measuring sub-50 micron features. This is an important milestone toward making MRS-enabled 3D sensor technology applicable to front-end semiconductor inspection in the next two to four years. If this front-end semiconductor initiative proves to be commercially viable, the available market for CyberOptics could be significant.

Fourth quarter sales of semiconductor products, primarily the WaferSense/ReticleSense product line, rose 21% year-over-year, driven by strong sales to semiconductor fabs and capital equipment companies. Contributing to this strong sales growth was the new Auto-Multi Sensor, which combines leveling, vibration and humidity measurements into a wireless, real-time device. CyberOptics is developing additional product offerings and anticipates strong future growth in the WaferSense/ReticleSense product family.

Sales of general-purpose 3D scanning solutions and services declined 41% in the fourth quarter on a year-over-year basis, largely due to lower sales of X-ray systems and reduced service revenues. Only nominal sales of the recently introduced CyberGage360 3D Scanning System were posted in the fourth quarter, since potential customers are taking longer than initially anticipated to evaluate the functionality and benefits of CyberGage before adopting its disruptive 3D MRS-enabled technology for their engineering and quality assurance programs. Given the length of the evaluation and sales cycle, CyberOptics believes that after starting slowly in the first half of the year, CyberGage sales will be steadily increasing by the end of 2017. Based upon the positive feedback from customer demonstrations and evaluations, the company remains confident that CyberGage will be an important contributor to its long-term sales growth. Toward this end, the system’s inspection accuracy has been further improved, and the company is strengthening CyberGage’s sales channel, adding new value-added resellers and actively demonstrating the system at key industry trade shows.

Kulkarni said: “Having ended the fourth quarter with a backlog of $10.2 million, we are forecasting sales of $11.5-$12.5 million for the first quarter of 2017 ending March 31, largely reflecting the timing of orders for 3D products and customer acceptances. Order activity and sales prospects for SQ3000 3D AOI systems have been brisk thus far in the first quarter, reflecting a strong pipeline of opportunities, including large projects for multiple SQ3000 systems. Since we expect to realize revenues from this activity in the June quarter, we are forecasting sales of $16-$19 million for the second quarter of 2017. Looking further down the road, we anticipate the continuation of robust sales of our 3D product portfolio, while the outlook for our semiconductor product family is very promising. For these reasons, we are confident of posting solid growth in 2017.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in general purpose metrology and 3D scanning, surface mount technology (SMT) and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical segments. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the success of CyberGage360; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Fourth Quarter Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access this call toll-free at 888-857-6929 prior to the start of the call by providing the conference ID: 6424778. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the fourth quarter conference call will be available one hour after the call toll-free at 888-203-1112 with the 6424778 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2016	2015	2016	2015
Revenue	$13,455	$11,394	$66,240	$41,130
Cost of revenue	7,130	6,622	37,185	22,989
Gross margin	6,325	4,772	29,055	18,141
Research and development expenses	1,903	1,744	8,040	7,602
Selling, general and administrative expenses	3,768	2,972	14,796	12,635
Amortization of intangibles	16	17	66	67
Income (loss) from operations	638	39	6,153	(2,163)
Interest income and other	169	(105)	238	102
Income (loss) before income taxes	807	(66)	6,391	(2,061)
Provision (benefit) for income taxes	(5,279)	(33)	(5,171)	28
Net income (loss)	$6,086	$(33)	$11,562	$(2,089)
Net income (loss) per share - Basic	$0.88	$(0.00)	$1.69	$(0.31)
Net income (loss) per share - Diluted	$0.85	$(0.00)	$1.64	$(0.31)
Weighted average shares outstanding - Basic	6,889	6,743	6,832	6,706
Weighted average shares outstanding - Diluted	7,153	6,743	7,049	6,706

Condensed Consolidated Balance Sheets

	December 31, 2016	Dec. 31, 2015
	(Unaudited)
Assets
Cash and cash equivalents	$10,640	$4,274
Marketable securities	6,493	5,249
Accounts receivable, net	10,895	8,150
Inventories	11,531	13,265
Other current assets	1,535	1,190
Total current assets	41,094	32,128

Marketable securities	8,728	8,084
Intangible and other assets, net	1,804	1,915
Fixed assets, net	2,438	2,368
Other assets	193	186
Deferred tax assets	5,323	58
Total assets	$59,580	$44,739

Liabilities and Stockholders’ Equity
Accounts payable	$6,217	$5,778
Accrued expenses	4,084	2,440
Total current liabilities	10,301	8,218

Other liabilities	381	463
Total liabilities	10,682	8,681

Total stockholders’ equity	48,898	36,058
Total liabilities and stockholders’ equity	$59,580	$44,739